Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Mersana Therapeutics, Inc. 2017 Stock Incentive Plan, the Mersana Therapeutics, Inc. 2017 Employee Stock Purchase Plan and the Inducement Stock Option Awards (August 2020 – April 2021) of our reports dated February 26, 2021, with respect to the consolidated financial statements of Mersana Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Mersana Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 10, 2021